Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A-4 of our report dated June 13, 2016, relating to the financial statements of Glolex, Inc., as of March 31, 2016and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC
Certified Public Accountants
Lakewood, Colorado
February 7, 2017